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                                                                    EXHIBIT 23.1


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


 We consent to the references to our firm under the captions "Selected Historical Financial Data for the Company" and "Experts" in the Registration Statement (Form S-4) and related Prospectus of CSX Corporation and subsidiaries, and to the incorporation by reference therein of our report dated January 31, 1997 (except for Note 2, as to which the date is March 7, 1997), with respect to the consolidated financial statements of CSX Corporation and subsidiaries included in its Annual Report on Form 10-K for the year ended December 27, 1996, filed with the Securities and Exchange Commission.

                                                         /s/ Ernst & Young LLP
 Richmond, Virginia
 May 30, 1997